Exhibit 99.1

OPGEN, INC.
ADVANDX CONFERENCE CALL
Tuesday, July 14, 2015
10:00 a.m. Eastern Time

Kim Golodetz

This is Kim Golodetz with LHA.  Thank you all for participating in today's call.  Joining me from OpGen, Inc. are:

•	Evan Jones, Chief Executive Officer; and
•	Tim Dec, Chief Financial Officer

Earlier this morning OpGen announced a merger with AdvanDx and a $6 million financing.  If you have not received these news releases or if you would like to be added to the company's distribution list, please call LHA in New York at 212-838-3777 and speak with Carolyn Curran.

Before we begin I would like to caution that comments made during this conference call by management will contain forward-looking statements regarding the operations and future results of OpGen, Inc.  I encourage you to review the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's Forms S-1 and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Factors that may affect the Company's results include, but are not limited to, the successful integration of AdvanDx, the rate of adoption of its products and services by hospitals, the success of its commercialization efforts, the successful completion of its new product development efforts, the effect on its business of existing and new regulatory requirements, and other economic and competitive factors.

Also, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live call – today, July 14, 2015.  The Company undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to Evan Jones. Evan?

Evan Jones

Good morning.

Thank you for joining our conference call. This is an exciting time for OpGen as we build the company following our recent IPO and now announce the acquisition of AdvanDx and the investment in OpGen by the Merck Global Health Innovation Fund or Merck GHI. This morning I would like to review several of the key aspects of today's transactions, provide background about AdvanDx and their products and discuss our vision for the new, strengthened OpGen.

AdvanDx was founded in 2002 and is a market leader in molecular testing of blood cultures. The company's QuickFISH™ products are FDA approved and provide 20 minute identification and differentiation of Gram-negative species and other blood pathogens. AdvanDx had gross revenue of approximately $4.8 million in 2014, based on its unaudited financial statements. The company's products have gross margin in excess of 70% and are highly proprietary. AdvanDx had operating losses of approximately $10 million in 2014 reflecting R&D investments in new products of approximately $3.5 million, investment in company operations, and several one-time charges.  Primary operations are in Woburn, Mass where the QuickFISH 510(k) FDA approved and CE marked products are manufactured.
The transaction increases the scale and reach of OpGen in the US hospital market. AdvanDx has approximately 75 active US hospital customers and the potential for global sales through third party distributor channels. The OpGen sales and marketing organization is strengthened through the transaction. The combined organization will be approximately 12 professionals with eight in sales capacities. The new organization will sell the AdvanDx rapid on-site FISH tests, OpGen Acuitas® MDRO Gene Tests, and the Acuitas Lighthouse MDRO Management System.
The AdvanDx acquisition brings a team of R&D scientists with a proven track record in developing high value FDA approved molecular diagnostic test kits. With the new products under development at OpGen and AdvanDx we believe OpGen will be well positioned for future growth. On Monday we announced a strategic agreement with Fluidigm, Inc. to further strengthen our diagnostic platform capabilities. With our expanded capabilities we plan to develop multi-drug resistance testing kits and custom analytic instruments for identification, screening, and surveillance testing of multi-drug resistance organism (MDRO) genes of pathogens, such as bacteria, fungi and viruses.

We are proud to announce the $6 million investment by Merck GHI. Under the agreement Merck GHI purchased 1,136,364 shares of OpGen common stock at a price of $4.40 per share for an aggregate purchase price of $5 million, and a $1 million senior secured promissory note with 8% interest maturing in July 2017. OpGen has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock sold in the private placement. In conjunction with the transaction David Rubin, Managing Director, Merck GHI joined the OpGen Board of Directors.
Merck GHI is evolving corporate healthcare venture capital globally by utilizing their healthcare ecosystem strategy.  Merck GHI provides growth capital to emerging healthcare technology companies worldwide while leveraging the vast R&D-based, global resources of Merck. With a vision that data will be the currency in healthcare, Merck GHI invests broadly in digital health.  Merck GHI invests in platform companies with proven technologies or business models where Merck's expertise and perspectives can accelerate revenue growth and enhance value creation.
There are numerous benefits to OpGen of the AdvanDx acquisition. We gain a family of proprietary, high margin FDA approved products, a customer base of well-respected hospital accounts in the US, an expanded sales force and a team of approximately 20 professionals dedicated to combating drug-resistant infections with rapid diagnostics. Looking forward we remain committed to building a world-class molecular information company. Through this acquisition we have strengthened our capabilities and resolve to transform infectious disease management through innovation in molecular diagnostics, information technology and microbiology.

We look forward to sharing more about AdvanDx and our plans for the future in the question and answer session and in the coming weeks and months.
I now turn the call back to the operator for the question and answer session.
Operator

Operator gives instructions for queuing up…

[There are no further questions.  Please proceed with your closing remarks.]

Evan Jones

I would like to thank all of you for participating in today's conference call.  We look forward to updating you on our next conference call in August.

Have a good day.

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